Exhibit 10.8
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (this “Agreement”) is made and entered into effective as of April 1, 2011 (the “Effective Date”), by and between RHA Anadarko, LLC, an Oklahoma limited liability company (the “Company”), and First Physicians Business Solutions LLC, an Oklahoma limited liability company (the “Manager”), in connection with that certain Stock Purchase Agreement dated as of April 1, 2011 (as amended to date, the “Purchase Agreement”), by and among One Cura Wellness Trust, Inc., a California not-for-profit corporation (“Buyer”); the Company, RHA Stroud, LLC, an Oklahoma limited liability company (“RHA Stroud”), and Rural Hospital Acquisition LLC, an Oklahoma limited liability company (“Seller”).
RECITALS
A. The Company is the owner and operator of an acute care hospital facility located at 1002 E. Central, Anadarko, Oklahoma 73005 (the “Hospital”), where it provides a variety of inpatient and outpatient services; and
B. Manager is in the business of furnishing management and support services to hospitals; and
C. As of April 1, 2011, the Buyer entered into the Purchase Agreement with the Seller to acquire all ownership interests of the Company and the Hospital; and
D. The Company desires to engage Manager, and Manager desires to furnish to the Company, the management and support services described in this Agreement for the purpose of assisting the Company in managing the provision of health care services to patients of the Hospital, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual representations, warranties, agreements, and covenants in this Agreement, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:
AGREEMENTS
1. DEFINITIONS. As used in this Agreement, the terms defined in Section 10(o) have the meanings ascribed to them therein (unless specifically defined or the context clearly requires otherwise). Capitalized terms used in this Agreement that are not otherwise defined have the meanings ascribed to them in the Purchase Agreement. Other terms may be defined elsewhere in this Agreement and have the meanings so ascribed to them.

2. RELATIONSHIP OF PARTIES.
(a) Appointment as Manager. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby grants, and Manager hereby accepts, the sole and exclusive right and obligation to furnish or perform, or arrange for the furnishing or performance of, the Management Services (as defined in Section 3(a) below) during the Term (as defined in Section 5(a) below). Subject to the authority and responsibility reserved by the Company under Section 3, the Company authorizes Manager to furnish or perform, or arrange for the furnishing or performance of, the Management Services in whatever manner Manager reasonably determines is appropriate under the circumstances. The Company will not interfere with or prevent, or act in any way that could reasonably be foreseen to interfere with or prevent, Manager from carrying out its responsibilities under this Agreement.
(b) Company Approval. For purposes of this Agreement, when any approval, consent, waiver, notice, or other action or decision is required by or from the Company, the term “Company” means the Board of Managers. If there is no duly constituted Board of Managers or the Board in office fails or refuses to act within a reasonable time period under the circumstances of the applicable action or decision, Manager may rely upon the action or decision of the sole member of the Company.
(c) Independent Contractors. The Company and Manager intend to act and perform under this Agreement as independent contractors with respect to each other. Neither of them will have or exercise any control or direction over the method by which the other party carries out its responsibilities under this Agreement. This Agreement is not intended to create any Company, joint venture, agency, or employment relationship between the parties or any of their respective employees, agents, independent contractors, or representatives. The Manager agrees to pay as they become due all federal and state income taxes as well as all other taxes due and payable on the compensation earned by the Manager hereunder.
(d) No Payment for Referrals. The parties agree that the benefits to Manager under this Agreement do not require, are not payment or compensation for, in cash or in kind, and are not in any way contingent upon, the admission, referral, or any other arrangement for the provision of any item or service offerred by Manager to the Company or any patients of the Hospital. It is the intent and good faith belief of the parties hereto that this Agreement complies with the Medicare/Medicaid Anti-Kickback Statute, and in particular the Personal Services Safe Harbor. It is also the intent and good faith belief of the parties that this Agreement complies with the provisions of the Stark Law, and in particular the Stark Exceptions for personal services and indirect compensation arrangements, and does not in any manner violate the Stark Law.
(e) Use of Name, Logos, Etc. During the Term, Manager may use all the names, trademarks, logos, and symbols of the Company identifying the Hospital, including without limitation, the right to represent to the general public and the health care industry specifically that Manager manages the Hospital.
(f) Manager’s Competitive Activities. The Company acknowledges that Manager and its Affiliates are currently in the business of developing, acquiring, owning, and operating acute care hospitals and other health care facilities apart from the Management Services that Manager is furnishing to the Company under this Agreement. Nothing in this Agreement will prohibit Manager or any of its Affiliates from developing, owning, or operating hospitals or other health care facilities or from providing hospital development and management services to other Persons.

3. MANAGEMENT SERVICES.
(a) General Description. Subject to the authority and responsibility reserved by the Company under this Section 3, Manager will, for the account of and in the name and on behalf of the Company, furnish or perform, or arrange for the furnishing or performance of, the following management and support services described in this Section 3(a) (the “Management Services”):
(i) General Operational. Manager will furnish the basic day-to-day management, administrative and support services relating to financial and operating matters as reasonably necessary for the Company to conduct its business of owning and operating the Hospital.
(ii) Governmental Authorizations. Manager will assist the Company in obtaining and maintaining, in the name of and on behalf of the Company, all necessary Permits required for the Hospital to be in compliance with all Applicable Laws.
(iii) Certifications and Accreditations. Manager will assist the Company in obtaining and maintaining all appropriate certifications, provider numbers and approvals from all regulatory authorities having jurisdiction over the Hospital and/or its operations. Manager will also assist the Company in obtaining and maintaining accreditation by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) and/or any other accrediting agencies designated by the Company from time to time.
(iv) Condition of Hospital. Manager will maintain the equipment and facilities of the Hospital in accordance with applicable industry and accreditation standards.
(v) Operating Plan. For each full or partial fiscal year of the Company, Manager will prepare and deliver to the Company a proposed annual operating plan for the Hospital reflecting in reasonable detail a proposed operating and capital budget for such fiscal year, including, the anticipated revenues and expenses, capital expenditures, and sources and uses of capital, together with any operational goals and objectives, for the Hospital (the “Operating Plan”). Manager must prepare and deliver the Operating Plan for the fiscal year of the Company ending December 31, 2011, within thirty (30) days following the Effective Date. The Company and Manager will each use commercially reasonable efforts to finalize the Operating Plan for the 2011 fiscal year prior to July 31, 2011. During the remainder of the Term, Manager will prepare and deliver the proposed Operating Plan for each of the following fiscal years of the Company at least sixty (60) days prior to the expiration of the current fiscal year. Manager and the Company will each use commercially reasonable efforts to finalize the Operating Plan with the Company’s approval for each of the subsequent fiscal years prior to January 1 of the applicable fiscal year. If the Company and Manager are unable to agree within the time period provided on a proposed Operating Plan, then with respect to the disputed items therein only, the same items in the last approved Operating Plan must be used until otherwise agreed. The Parties shall use commercially reasonable efforts to operate the Hospital within the parameters of the Operating Plan.
(vi) Hospital Staff. Manager, or Manager’s Affiliate, shall lease to the Company all physician and non-physician personnel (the “Hospital Staff”) as are reasonably necessary for the efficient and effective operation of the Hospital pursuant to a separate Staff Leasing Agreement with Company of even date herewith. All of the Hospital Staff (except for personnel provided by the Company in order to fulfill its duties hereunder) shall be employees and independent contractors of the Manager, and not the Hospital. Manager will be solely responsible for selecting, hiring or otherwise engaging, supervising, promoting, discharging, terminating, and replacing the Hospital Staff. The Hospital Staff may be furnished on either a full or part-time basis as determined to be appropriate by Manager for the Hospital under the circumstances. No employees or independent contractors of the Company may be employed or engaged by the Company to furnish any services at the Hospital without Manager’s prior approval.
(vii) Medical Director. Manager will assist the medical director appointed by the Company after consulting with Manager (1) with respect to the hiring, disciplining, and discharging of all physicians and other clinical personnel employed or engaged in furnishing services at the Hospital, (2) with the provision of clinical staff orientation and education, (3) to ensure that clinical staff are assigned duties based on their education, training, competency, and job descriptions, and (4) with the development and implementation of all clinical policies and procedures, including patient rights and patient/staff grievance.
(viii) Systems. Manager shall assist with the design, implementation, supervision and revision of all management, operational, financial and informational systems in order to conduct the physical and administrative operations of the Hospital, including but not limited to those required for billing and collection of charges, accounting, purchasing and medical records maintenance.
(ix) Insurance. Manager will assist the Company in obtaining and reasonable and customary insurance coverage with a carrier that meets all statutory requirements to do business in the State of Oklahoma with limits consistent with Applicable Laws. Such insurance coverage to be procured by the Company with Manager’s assistance includes, but is not limited to, professional liability and general liability coverage for the operation of the Hospital, and workers‘ compensation, short-term disability and professional liability insurance for the respective members of the Hospital Staff pursuant to the Staff Leasing Agreement. Manager and its Affiliates will be endorsed as additional insureds on the commercial general liability and professional liability policies of the Company described above, including any excess (umbrella) policies to the extent applicable. The insurance coverages required above, through a policy or endorsement, will include a provision that the policy and endorsements relevant to this Agreement may not be canceled or modified without thirty (30) days’ prior written notice to Manager. The Company will furnish a certificate of insurance to Manager prior to the commencement of the Management Services, showing compliance with the provisions of this Section 3(a)(ix).

(x) Legal Actions.
(A) Manager will, with approval from the Company, institute, in its own name or in the name of the Company as directed by the Company, any and all lawsuits and similar proceedings necessary or desirable for and in the best interests of the Hospital, including without limitation, defending any claims asserted by any third parties against the Hospital, Manager, the Company or the officers, directors, employees, or any Affiliate of Manager and the Company.
(B) Manager will, with approval from the Company, take reasonable and necessary steps to protect, settle, or litigate to final judgment or other resolution in any appropriate court or other tribunal any such lawsuit or similar proceeding affecting the Hospital.
(xi) Bank Accounts; Deposits and Disbursements. Manager will establish and maintain one or more bank accounts in the name of the Company in which all receipts from the Hospital’s business operations must be deposited (the “Bank Accounts”). Manager is authorized to withdraw funds from the Bank Accounts in connection with any cash management program followed by Manager and to pay authorized expenses of the Company and the Hospital, including without limitation, payment of any Management Fees and Reimbursable Expenses (as defined in Section 4(b) below) due and payable to Manager under Section 4, as well as payment of any principal and interest that is due under the New Notes relating to the loan indebtedness of the Company to Seller. Manager is further authorized to withdraw funds from the Bank Accounts to comply with contractual obligations to which the Company is subject and, to the extent necessary, to maintain the licensure and accreditation of the Hospital. Manager will have no liability or obligation for performing any of its responsibilities under this Agreement which involve making payments to third parties or incurring fees, costs, expenses, or charges unless the Company has sufficient funds available in the Bank Accounts to pay the third party or reimburse Manager. Subject to the foregoing, at the direction of the Company, Manager will withdraw and disburse to the Company any excess funds in the Bank Accounts from time to time.
(xii) Billing and Collection. The Company hereby appoints Manager as the Company’s agent and attorney-in-fact, with full power of substitution, for the purpose of billing and collecting from patients and Third-Party Payors for the medical and related healthcare services furnished at the Hospital. Manager will oversee and supervise all billing and collection activities for the Hospital. In addition, Manager shall cause to be prepared and submitted, with the reasonable assistance of the Company, in a proper manner and in a timely fashion any cost reports required to be submitted pursuant to the requirements of Third-Party Payors or any authority having jurisdiction over the Hospital.

(xiii) Financial and Other Books and Records. Manager will supervise the accounting and bookkeeping services for the Company in the operation of the Hospital, including, but not limited to, all actions necessary to (A) maintain the books of account, including all journals and ledgers, check register, and payroll records, (B) post all patient and other charges, including necessary analyses and corrections, (C) establish adequate receivable, credit and collection policies and procedures, (D) process vendors’ invoices and other accounts payable, (E) prepare payroll checks from time sheet summaries, (F) prepare monthly bank reconciliations, and (G) establish patient direct and Third-Party Payor billing procedures. The books of account for the Hospital will be maintained on an accrual basis in accordance with GAAP consistently applied.
(xiv) Periodic Financial Statements. Manager will prepare and make available on a regular basis to the Company unaudited financial statements reflecting the operations of the Hospital for the applicable period.
(xv) Equipment and Supplies. Manager will purchase or lease, for the account and in the name and on behalf of the Company, the equipment and supplies necessary for the operation of the Hospital in compliance with any Applicable Laws.
(xvi) Service and Other Contracts. Manager will negotiate and execute, for the account of and in the name and on behalf of the Company, contracts in the usual course of business of the Hospital, including without limitation, linen Management Services Agreements, equipment leasing and maintenance contracts, contracts for operating supplies and other supply-chain management contracts, and contracts of insurance. The Company’s prior approval (which will not be unreasonably withheld, conditioned or delayed) shall be obtained in the event the aggregate contractual obligation over the term of the contract either exceeds $50,000.00 or was not contemplated in the applicable Operating Plan.
(xvii) Third-Party Payor Contracts. Manager will negotiate and execute, for the account of and in the name and on behalf of the Company, contracts for the provision of inpatient and outpatient services at the Hospital with any Third-Party Payors.
(xviii) Community Awareness. Manager will develop and coordinate advertising and promotional materials, internal and external public relations programs, sales and staff development programs, community and Third-Party Payor awareness programs, and patient and physician satisfaction programs.
(xix) Operating Standards. Manager will develop and institute standards, procedures, and policies for admitting, discharging, and treating patients, for charging patients for services and for collecting the charges from patients or Third-Party Payors.

(b) Events Excusing Performance. In addition to any excuse under Applicable Laws, Manager will not be liable to the Company for failure to perform its obligations under this Agreement arising from any event beyond its control, regardless of whether foreseeable, including, but not limited to, labor disturbance, war, fire or other casualty, accident, act of God, governmental act or regulation, inability to obtain materials, failure of supply, failure of subcontractors to perform, and any other cause or event reasonably beyond the control of Manager, regardless of whether similar to the foregoing enumerated causes and events, for so long as such events or circumstances continue and for a reasonable period of time thereafter.
(c) Use of Manager’s Affiliates. Manager may contract with any of its Affiliates for the provision of goods or services under this Agreement so long as (i) the contracted for terms are at least as favorable as those that would be obtained through an arms’ length negotiation with a third-party provider, and (ii) Manager remains fully liable and responsible for the performance thereof.
(d) Compliance with Applicable Laws. In furnishing or performing, or arranging for the furnishing or performing, of the Management Services, Manager will comply with all Applicable Laws.
(e) Company Reserved Authority and Responsibility. Manager expressly acknowledges and agrees that the Company exercises, and at all times during the Term, will exercise the ultimate control and direction of the operations of the Hospital, including without limitation, all medical and professional matters of the Hospital. Manager will furnish the Management Services within any reasonable parameters, policies, and procedures adopted by the Company of which Manager has been notified so long as the parameters, policies, and procedures do not, in Manager’s reasonable judgment, jeopardize the quality of patient care furnished at the Hospital or require Manager or the Company to engage in any illegal or unethical acts.
(f) Nonsolicitation. The Company agrees that, during the Term and for a period of one year after the termination of this Agreement, it will not, directly or indirectly, employ or solicit for employment, or attempt to employ or solicit for employment, any Hospital Staff or any other employees of Manager, without receiving Manager’s prior written consent. The Company acknowledges that any breach of provisions of this Section 3(f) would cause immediate and irreparable injury to Manager for which monetary damages are inadequate, difficult to compute, or both. As such, the Company agrees the provisions of this Section 3(f) may be enforced by specific performance, in addition to any other available legal or equitable remedy.
(g) No Manager Liability. Notwithstanding any provision of this Agreement to the contrary, Manager is not, and will not become, responsible for any of the obligations, liabilities, or debts of the Company or the Hospital by virtue of entering into this Agreement or furnishing the Management Services.

4. MANAGER COMPENSATION AND EXPENSE REIMBURSEMENT.
(a) Management Fees. In consideration of Manager’s services hereunder, the Company shall pay to Manager the management fees (the “Management Fees”) described on Exhibit A attached to this Agreement and incorporated herein by reference. The parties acknowledge and agree that the Management Fees to be paid to Manager under this Agreement resulted from arms’-length negotiations between the parties and such fees constitute fair market value consideration for the services to be provided by Manager under this Agreement.
(b) Payment. The Management Fees for any particular month is due and payable in arrears no later than the 15th day of the following month. For example, the Management Fees for the month of June 2011 would be due and payable no later than July 15, 2011. Any Management Fees due for a partial month will be pro-rated based on the number of days during the month this Agreement was in effect.
(c) Reimbursable Expenses.
(i) Calculation. In addition to the Management Fees, the Company will reimburse Manager, at cost without any markup, for:
(A) The out-of-pocket fees, expenses, costs, and charges incurred by Manager, for the account of and in the name and on behalf of the Company, in the course of furnishing or performing, or arranging for the furnishing or performance of, the Management Services;
(B) The direct, out of pocket fees, expenses, costs, and charges incurred by Manager in the course of furnishing or performing, or arranging for the furnishing or performance of, the Management Services;
(C) The direct costs incurred by Manager in employing a chief executive officer and chief financial officer for the Hospital, including, without limitation, such executive employees’ salary and incentive compensation (including bonus), any taxes payable by Manager with respect to such compensation (including FICA, Medicare contributions or unemployment taxes) and the cost of any benefits provided to such executive employees pursuant to any Employee Benefit Plan;
(D) The fairly allocated portion of the fees, expenses, costs, and charges, including indirect and overhead expenses and centralized resources that are utilized on a shared basis among the Hospital and other acute care hospitals managed by Manager, incurred by Manager or any of its Affiliates in furnishing or performing, or arranging for the furnishing or performance of, the Management Services (the items described in (A) through (D) above are collectively, the “Reimbursable Expenses”). But, the Company will not be obligated to reimburse Manager for any portion of the fees, expenses, costs, or charges of Manager that were not incurred specifically in connection with and for the purpose of furnishing the Management Services, including, but not limited to, Manager’s salary and benefits expenses for its senior executive level management.

(ii) Payment. No less than once each month, Manager will deliver an invoice to the Company for the Reimbursable Expenses setting forth the amount due, together with a reasonably detailed description of the items and services included. The Company’s payment to Manager of the invoiced Reimbursable Expenses is due and payable no later than the 15th day following the date of the invoice.
5. TERM AND TERMINATION.
(a) Term.
(i) Initial Term. Unless extended under this Section 5(a) or earlier terminated under Section 5(b) of this Agreement, the initial term (the “Initial Term”) of this Agreement is for the period of seventy-eight (78) months, beginning at 12:01 a.m. (Central time) on the next day following the Effective Date.
(ii) Renewal Terms. Upon the expiration of the Initial Term, the term of this Agreement will automatically renew and extend for additional five-year terms, upon the terms and conditions then in effect, unless either party gives written notice to the other of its election not to renew at least one hundred eighty (180) days prior to the applicable renewal date. The term of this Agreement, including the Initial Term or any renewal term of this Agreement, is referred to in this Agreement as the “Term.”
(iii) No Subsequent Agreements. If this Agreement is terminated within one year following the Effective Date, the Company and Manager will not enter into an agreement involving the Management Services within one year from the effective time of the termination, unless the new agreement has the same terms, including the same Management Fees and other compensation provisions for the Management Services.
(b) Grounds for Termination. This Agreement will terminate upon the occurrence of any of the following conditions or events:
(i) Mutual Agreement. The Company and Manager may agree in writing to terminate this Agreement at any time;
(ii) Without Cause by Either Party. Either may terminate this Agreement at any time without cause by giving at least ninety (90) days’ advance notice to the other party stating the effective time of termination of this Agreement;
(iii) Loss of Licensure. Manager may terminate this Agreement, at its sole election if the Hospital or the Company fails to maintain its status as a properly licensed healthcare service provider and/or facility. Moreover, if the Company intends to convert the status of the Hospital to a federally qualified health center, it must obtain the prior written consent of the Manager to any such change of status;
(iv) Exclusion from Third-Party Payor Programs. Manager may terminate this Agreement, at its sole election, if the Company is barred or excluded as a provider in Medicare or Medicaid or any other Third-Party Payor Programs;

(v) Change of Control of Company. Manager may terminate this Agreement, if any of the following occur with respect to the Company: (A) a merger or consolidation of the Company with or into another entity; (B) the sale, license or transfer of all or substantially all of the properties and assets of the Company or its subsidiaries; (C) any acquisition by any person of beneficial ownership of a majority of the equity of the Company (whether or not newly-issued shares or equity interests) in a single transaction or a series of related transactions; (D) the redemption or repurchase of equity interests representing a majority of the voting power of the outstanding shares of equity of the Company; or (E) any other change of control of more than fifty percent (50%) of the outstanding voting power of the Company.
(vi) Termination for Insolvency. By either party upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the other party or upon other action taken or suffered, voluntarily or involuntarily, under any Applicable Laws for the benefit of debtors by the other party, except for the filing of a petition in involuntary bankruptcy against the other party which is dismissed within sixty (60) days thereafter;
(vii) Termination of Business Associate Exhibit. The Company may terminate this Agreement in accordance with the provisions of Article 4 of the Business Associate Exhibit attached hereto as Exhibit B;
(viii) Good Reason by Company. The failure or refusal by Manager to faithfully or diligently perform its responsibilities or obligations under this Agreement, following written notice to Manager specifying the grounds for termination and the actions by Manager that would allow Manager to cure the grounds and avoid termination, and giving Manager no less than thirty (30) days to complete the actions to the reasonable satisfaction of the Company; or
(ix) Good Reason by Manager. The failure or refusal by the Company to faithfully or diligently perform its responsibilities or obligations under this Agreement, following written notice to the Company specifying the grounds for termination and the actions by the Company that would allow the Company to cure the grounds and avoid termination, and giving the Company no less than thirty (30) days to complete the actions to the reasonable satisfaction of Manager.
(c) Effects of Termination. In addition to the other specified effects of termination of this Agreement:
(i) In the event the Company terminates this Agreement, it may during any notice period prior to the effective time of termination, relieve Manager of its regular responsibilities under this Agreement if there is a reasonably foreseeable risk of serious bodily harm to patients from Manager continuing to furnish the Management Services during the notice period.

(ii) If the Company terminates this Agreement without cause pursuant to Section 5(b)(ii), or if the Manager terminates this Agreement pursuant to Section 5(b)(v), then the Company shall be obligated to pay to Manager (A) all Management Fees which have accrued through the effective date of such termination and (B) a termination fee equal to the product of the aggregate Management Fees paid to the Manager for the 12-month period ended on the last day of the month immediately prior to the month during which the Company delivered notice of termination of the Agreement to the Manager (or, if the Agreement has been terminated prior to the expiration of a 12-month period of the Term, the amount of Management Fees paid for such shorter period will be annualized based upon the average monthly fees paid during such shorter period), multiplied by four (4).
(iii) After termination, neither party will have any further rights, duties, or obligations under this Agreement, except as specifically provided otherwise herein for obligations that survive termination or are to be performed following termination of this Agreement. Each party will remain liable and responsible to the other for all obligations and duties arising or accruing under this Agreement prior to the effective date of termination and for all acts and omissions of such party prior to such termination.
6. BOOKS AND RECORDS.
(a) Ownership of Manager’s Business Records and Systems. All business records, information, software, and systems of Manager relating to the furnishing or performance of the Management Services under this Agreement will remain the property of Manager or the applicable Affiliate, as the case may be; provided, however, that the Company will be entitled, until such time as such are destroyed in accordance with Section 6(b), upon reasonable written request, to access such of Manager’s business records and systems and make copies or extracts thereof of any such business records and information.
(b) Maintenance of Records. Except as otherwise provided in this Agreement, each party will safeguard all records maintained by it pursuant to this Agreement for the minimum period required by Applicable Laws from the date of the last activity recorded in such records and, prior to destruction of any such records, will give the other party notice of the planned destruction and, if such other party so elects and Applicable Laws so permit, will deliver the records to such other party in lieu of destroying them.
(c) Government Access to Books and Records. Insofar as the provisions of Section 42 of the Code of Federal Regulations, or any successor regulation which governs access to books and records of subcontractors of services to Medicare providers with a value or cost of $10,000 or more during a twelve (12) month period is applicable to this Agreement, Manager will comply with the following statutory requirements governing the maintenance of documentation to verify the cost of the Management Services furnished under this Agreement:
(i) Until the expiration of four (4) years after the furnishing of the Management Services under this Agreement, Manager will make available, upon written request of the Secretary of the United States Department of Health and Human Services, or upon request of the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and books, documents, and records of Manager that are necessary to certify the nature and extent of such costs; and

(ii) If Manager carries out any of its responsibilities under this Agreement through a subcontract, with a value or cost of $10,000.00 or more over a 12-month period, with an organization related by common ownership or control, such subcontract must contain a clause to the effect that, until the expiration of four (4) years after the furnishing of the Management Services under the subcontract, the related organization must make available, upon written request of the Secretary of the United States Department of Health and Human Services, or upon request of the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract, and books, documents, and records of such organization that are necessary to verify the nature and extent of such costs.
(iii) Nothing in this Section 6(c) will constitute the waiver of the attorney-client or any similar privilege under Applicable Laws.
7. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF COMPANY. The Company represents, warrants, and covenants to and with Manager that:
(a) Organization. It is a limited liability company duly organized, validly existing, and in good standing under the Applicable Laws of its state of formation, with full power and authority to conduct its business as it is now being conducted.
(b) Authority. It has the requisite right, power, authority, and capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company.
(c) Licensure. It now possesses a valid and unrestricted license to own and operate the Hospital under the laws of the state in which the Hospital is located. If the Company intends to convert the status of the Hospital to a federally qualified health center, it must obtain the prior written consent of the Manager to any such change of status.
(d) No Medicare/Medicaid Exclusion. It has not been excluded, debarred, or suspended or deemed ineligible to participate in Medicare, Medicaid, or any other Third-Party Payor Programs, and is not the subject of any investigation regarding its participation in Medicare, Medicaid, or any other Third-Party Payor Programs, and has not been convicted of any crime relating to any Medicare, Medicaid, or any other Third-Party Payor Programs.
(e) No Conflict. Neither the making of this Agreement nor its performance by the Company will violate any Applicable Laws to which it is subject.

8. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF MANAGER. Manager represents, warrants, and covenants to and with the Company that:
(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of its state of formation, with full power and authority to conduct its business as it is now being conducted.
(b) Authority. It has the requisite right, power, authority, and capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.
(c) No Medicare/Medicaid Exclusion. It has not been excluded, debarred, or suspended or deemed ineligible to participate in Medicare, Medicaid, or any other Third-Party Payor Programs, and is not the subject of any investigation regarding its participation in Medicare, Medicaid, or any other Third-Party Payor Programs, and has not been convicted of any crime relating to any Medicare, Medicaid, or any other Third-Party Payor Programs.
(d) No Conflict. Neither the making of this Agreement nor its performance by Manager will violate any Applicable Laws to which it is subject.
9. INDEMNIFICATION.
(a) Indemnification by Manager. Manager will indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, employees, representatives, agents, and attorneys from, against, for and in respect of any and all damages, penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any investigation, claim or Proceeding (collectively, the “Company’s Losses”) suffered, sustained, incurred, or required to be paid by any of them in connection with (i) a breach or default of this Agreement by Manager, including a breach of any representation, warranty, or covenant made by Manager in or pursuant to this Agreement, or (ii) Manager’s willful misconduct, bad faith, or gross negligence in the performance of any of its obligations under this Agreement.
(b) Indemnification by Company. The Company will indemnify and hold harmless Manager and its directors, officers, employees, representatives, agents, and attorneys from, against, for and in respect of any and all damages, penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any investigation, claim or Proceeding (collectively, the “Manager’s Losses”) suffered, sustained, incurred, or required to be paid by any of them in connection with Manager’s performance of its obligations under this Agreement other than Manager’s Losses resulting from Manager’s willful misconduct, bad faith or gross negligence in the performance of its obligations under this Agreement.
(c) Notice of Loss. Except to the extent set forth in the next sentence, neither the Company nor Manager will have any liability under this Section 9 with respect to a particular matter unless a notice (the “Indemnification Notice”) setting forth in reasonable detail the breach which is asserted has been given to the indemnifying party. Notwithstanding the preceding sentence, failure of the indemnified party to give notice hereunder will not release the indemnifying party from its obligations under this Section 9, except to the extent the indemnifying party is actually prejudiced by the failure to give notice.

(d) Right to Defend.
(i) Upon receipt of notice of any investigation, claim, or proceeding for which indemnification might be claimed by an indemnified party, the indemnifying party is entitled to defend, contest, or otherwise protect against such investigation, claim, or proceeding at its own cost and expense, and the indemnified party must reasonably cooperate in any such defense or other action, including the assertion of any counterclaim or cross claim.
(ii) The indemnified party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party is entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter or the indemnifying party fails to assume defense of the matter. If the indemnifying party fails to defend, contest, or otherwise protect in a timely manner against any such investigation, claim, or proceeding, the indemnified party shall have the right, but not the obligation, to defend, contest, or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the indemnifying party including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such investigation, claim, or proceeding or the compromise or settlement thereof; provided, however, that the indemnified party must send a written notice to the indemnifying party of any such proposed settlement or compromise, which settlement or compromise the indemnifying party may reject, in its reasonable judgment, within thirty (30) days after its receipt of the written notice.
(iii) A failure by the indemnifying party to reject such settlement or compromise within such 30-day period will be deemed an acceptance of such settlement or compromise. The indemnified party shall have the right to effect a settlement or compromise over the objection of the indemnifying party; provided, however, that if (A) the indemnifying party is contesting such claim in good faith, or (B) the indemnifying party has assumed the defense from the indemnified party and the indemnifying party has a net worth in excess of the amount being sought, the indemnified party must first waive, in a written instrument reasonably acceptable to the indemnifying party, any right to indemnity therefore.
(iv) If the indemnifying party undertakes the defense of such matters, the Indemnified Party will not, so long as the indemnifying party does not abandon the defense thereof, be entitled to recover from the indemnifying party any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party with the prior written consent of the indemnifying party and other than such amounts incurred where a conflict of interest is reasonably determined to exist by the indemnified party such that more than one legal counsel is reasonably needed.

10. MISCELLANEOUS.
(a) Notices. All notices, consents, approvals, requests and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth Business Day after being mailed by certified mail, return receipt requested; (c) the next Business Day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Company:	with copies (which will not constitute notice) to:

if to the Manager:	with copies (which will not constitute notice) to:

First Physicians Business Solutions, LLC	Duane Morris LLP
6608 North Western Avenue #252	30 South 17th Street
Oklahoma City, OK 73116	Philadelphia PA 19103-4196
Attention: David Hirschhorn	Attention: C. Mitchell Goldman, Esq.
Telecopy: (818) 337-7284	Telecopy: 215-689-2407
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.
(b) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.
(c) Entire Agreement; Modification. This Agreement and the related documents contained as exhibits and schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The exhibits, schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

(d) Amendments Required by Prospective Legal Events. In the event any Applicable Laws are enacted or changed in any way that could reasonably be expected to have a material adverse effect on the practical realization of the benefits anticipated by one or more parties to this Agreement at the time it was entered into, the adversely affected party or parties, as the case may be, must notify the others in writing of such change and the effect thereof. The parties will promptly begin good faith negotiations to modify this Agreement to reflect such change. If an agreement on a method for modifying this Agreement is not reached within thirty (30) days after the date the written notice was received by the last of the other parties, the matter will be resolved pursuant to the dispute resolution procedures set forth in Section 10(m). The resolution must be either to (i) structure an amendment to this Agreement which will leave the parties as nearly as possible in the same economic position in which they would have been under the original terms of this Agreement, had the change not occurred; or (ii) if it is determined that the change is so fundamental that amendment and continuation of this Agreement is not feasible, structure a termination of this Agreement that will return the parties as nearly as possible to the economic position in which they would have been had they not entered into this Agreement, without altering in a material way the economic obligations or benefits derived from this Agreement by the parties during the period it was in effect.
(e) Binding Effect; Assignment. This Agreement is a contract for the services of Manager, and Manager may not assign this Agreement without the Company’s approval, which may be withheld in the sole discretion of the Company. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
(f) Language Construction. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
(g) Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by all the parties hereto. The waiver of any of the terms and conditions of this Agreement cannot be construed as a waiver of any other terms and conditions hereof.
(h) Survival. All obligations, liabilities, limitations of liability, disclaimers and other provisions which, by their nature, are intended to survive the expiration or termination of this Agreement will survive and remain in effect beyond any expiration or termination thereof, including without limitation, the obligations, liabilities, limitations of liability, disclaimers and other provisions set out in the various provisions of Section 6 and Section 9 of this Agreement and this Section 10.
(i) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

(j) Expiration of Time Periods. In the event that any date specified herein is, or that any period specified herein expires on, a Saturday, a Sunday, or a holiday, then such date or the expiration date of such period, as the case may be, will be extended to the next succeeding Business Day.
(k) Remedies Cumulative. No right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any party is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such party may deem expedient.
(l) No Obligation to Third Parties. Except as provided otherwise in Section 9 with respect to indemnification obligations, this Agreement is for the sole benefit of the parties hereto, and nothing expressed or implied will give or be construed to give any other Person any legal or equitable rights, remedies, obligations or liabilities under or by reason of this Agreement.
(m) Mandatory Mediation; Binding Arbitration; Governing Law; Venue; Attorney’s Fees.
(i) THE PARTIES AGREE THAT, EXCEPT FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT, OR THE BREACH HEREOF, SHALL, IF NEGOTIATIONS AND OTHER DISCUSSIONS FAIL, BE FIRST SUBMITTED TO MEDIATION IN ACCORDANCE WITH THE PROVISIONS OF THE COMMERCIAL MEDIATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) BEFORE RESORTING TO ARBITRATION. THE PARTIES AGREE TO CONDUCT THE MEDIATION IN GOOD FAITH AND MAKE REASONABLE EFFORTS TO RESOLVE THEIR DISPUTE BY MEDIATION. THE COMMERCIAL MEDIATION RULES OF THE AAA THEN IN EFFECT SHALL BE APPLIED. THE PARTIES AGREE TO CONDUCT THE MEDIATION IN BEVERLY HILLS, CALIFORNIA, OR ANOTHER MUTUALLY AGREED UPON LOCATION.
(ii) THE PARTIES AGREE THAT, EXCEPT FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT, OR THE BREACH HEREOF, SHALL BE SUBJECT TO BINDING ARBITRATION, IF THE DISPUTE IS NOT RESOLVED BY THE MEDIATION REQUIRED UNDER THE PRECEDING SECTION 10(m)(i), IN ACCORDANCE WITH THE PROVISIONS OF THE COMMERCIAL ARBITRATION RULES OF THE AAA, AND THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HEARD BEFORE ONE (1) ARBITRATOR SELECTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES. THE COMMERCIAL ARBITRATION RULES OF THE AAA THEN IN EFFECT SHALL BE APPLIED. THE PARTIES AGREE TO CONDUCT THE ARBITRATION IN BEVERLY HILLS, CALIFORNIA, OR ANOTHER MUTUALLY AGREED UPON LOCATION.

(iii) THIS AGREEMENT, AND ANY DISPUTE BETWEEN THE PARTIES RELATING HERETO, WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(iv) The prevailing party in any mediation, arbitration, or litigation shall be entitled to recover from the other party reasonable attorney’s fees, court costs, and the administrative costs, fees, and expenses of the AAA, each as applicable, incurred in the same, in addition to any other relief that may be awarded.
(n) Confidentiality. No party hereto will disseminate or release to any third party any information regarding any provision of this Agreement, or any financial or business information regarding the other (past, present, or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, including, but not limited to, any information relating to the internal operations of the Company with respect to the Hospital, without the other party’s written approval; provided, however, the foregoing will not apply to information which (i) is generally available to the public other than as a result of a breach of this confidentiality provision; (ii) becomes available on a non-confidential basis from a source other than the other party or any Affiliate or agent of the other party, which source was not itself in violation of a confidentiality agreement by providing such information; (iii) which is required to be disclosed by Applicable Laws or pursuant to court order; provided, however, that Manager will provide the Company with prompt written notice of the required disclosure and cooperate with the Company in its reasonable efforts to resist or narrow the request for disclosure; or (iv) except as required in connection with reports or filings with the United States Securities and Exchange Commission or any applicable state departments of securities.
(o) Certain Definitions. As used in this Agreement, the following terms mean:
“Applicable Laws” means all applicable provisions of constitutions, statutes, rules, regulations, ordinances, and orders of governmental entities and all orders and decrees of courts, tribunals, and arbitrators and includes, without limitation, all health care laws.
“Business Day” means any day other than a day on which banks in the State of Oklahoma are authorized or obligated to be closed.
“Medicaid” means any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Centers for Medicare and Medicaid Services, or any successor Governmental Entity exercising similar authority (“CMS”), under Title XIX of the Social Security Act, as amended.

“Medicare” means any medical program established under Title XVIII of the Social Security Act, as amended, and administered by CMS.
“Third-Party Payors” means Medicare, Medicaid, CHAMPUS, Blue Cross or Blue Shield, managed care plans, any other private healthcare insurance programs or company and any other individual or entity responsible for payment of inpatient and outpatient services performed at the Hospital, as well as any future payor of any Third-Party Payor Programs.
“Third-Party Payor Programs” means Medicare, Medicaid, CHAMPUS, insurance provided by Blue Cross or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs, as well as any future similar programs.
(p) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(q) Acknowledgment. The parties to this Agreement agree and acknowledge that: (i) they have each been independently advised by counsel in respect of the provisions of this Agreement, or have had an opportunity to be so advised, and have voluntarily waived their right to have such independent advice; and (ii) the parties have negotiated the provisions hereof on an equal footing based on equal bargaining power.
11. HIPAA COMPLIANCE. The parties agree that, in order to comply with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and regulations promulgated thereunder by the U.S. Department of Health and Human Services, as may be amended and in effect from time to time (“HIPAA”), each of them will satisfy its respective requirements and obligations contained in the Business Associate Exhibit attached hereto as Exhibit B. This Agreement and the Business Associate Exhibit are intended to be read and construed in harmony with each other, but in the event any provision in the Business Associate Exhibit conflicts with any provision in this Agreement, the provisions in the Business Associate Exhibit will control the matter.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

COMPANY: RHA ANADARKO, LLC
By:
Name:
Title:

EIN:

MANAGER: FIRST PHYSICIANS BUSINESS SOLUTIONS LLC
By:
	Name:	David Hirschhorn
	Title:	President and CEO

EIN:
[Signature Page to Management Services Agreement]

EXHIBIT B
BUSINESS ASSOCIATE EXHIBIT
This Business Associate Exhibit (this “Exhibit”) supplements and is made part of the Management Services Agreement to which it is attached as entered into between the Company and the Manager. The Company is a “Covered Entity” and Manager is a “Business Associate” as those terms are defined under HIPAA. The capitalized terms used in this Exhibit that are not otherwise specifically defined have the meanings ascribed to them in the Agreement. Other capitalized terms used in this Exhibit and not defined in the Agreement have the meanings ascribed to them under HIPAA.
RECITALS
A. Business Associate regularly receives, uses and/or discloses Protected Health Information (as defined below) in its performance of providing services pursuant to the terms of the Management Services Agreement on behalf of Covered Entity, as described below. Both Parties are committed to complying with the Privacy Regulations and the Security Regulations (as such terms are defined below) under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), each as amended from time to time.
B. The Privacy Regulations and the Security Regulations require the Covered Entity to enter into a contract with the Business Associate prior to the disclosure of Protected Health Information.
C. The purpose of this Exhibit is to satisfy certain standards and requirements of HIPAA, the Privacy Rule and the Security Rule, and the HITECH Act, including but not limited to, Title 45 §§ 164.314(a)(2)(i), 164.502(e) and 164.504(e) of the Code of Federal Regulations (C.F.R.), and 42 U.S.C. §§ 17931(a) and 17934(a).
D. This Exhibit sets forth the terms and conditions pursuant to which Protected Health Information that is provided, created or received by Business Associate from or on behalf of Covered Entity will be handled between Business Associate and Covered Entity, and with third parties, during the term of the Management Services Agreement and after its termination.

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NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and Manager agree as follows:
1.	DEFINITIONS
The following capitalized terms, as used in this Exhibit, shall have the meanings set forth below. Capitalized terms used, but not otherwise defined in this Exhibit shall have the same meaning as those terms in 45 C.F.R. §160.103, §164.304, §164.402 and §164.501, and 42 U.S.C. § 17921.
1.1 “Administrative Safeguards” shall have the same meaning as the term “administrative safeguards” set forth in 45 C.F.R. §164.304, as such provision is currently drafted and as it is subsequently amended or revised.
1.2 “Breach”, as used in Section 3.1(m), below, shall mean the unauthorized acquisition, access, use, or disclosure of protected health information which compromises the security or privacy of such information, except where an unauthorized person to whom such information is disclosed would not reasonably have been able to retain such information. Such term does not include (a) any unintentional acquisition, access, or use of protected health information by an employee or individual acting under the authority of a covered entity or business associate if such acquisition, access, or use was made in good faith and within the course and scope of the employment or other professional relationship of such employee or individual, respectively, with the covered entity or business associate and if such information is not further acquired, accessed, used, or disclosed by any person; or (b) any inadvertent disclosure from an individual who is otherwise authorized to access protected health information at a facility operated by a covered entity or business associate to another similarly situated individual at the same facility, as long as any such information received as a result of such disclosure is not further acquired, accessed, used, or disclosed without authorization by any person.
1.3 “Breach of Security”, as used solely in Section 3.5 below, shall mean the unauthorized acquisition or unauthorized use of unencrypted data or, encrypted electronic data and the confidential process or key that is capable of compromising the security, confidentiality, or integrity of personal information, maintained by a person or agency that creates a substantial risk of identity theft or fraud against a resident of the commonwealth. A good faith but unauthorized acquisition of personal information by a person or agency, or employee or agent thereof, for the lawful purposes of such person or agency, is not a breach of security unless the personal information is used in an unauthorized manner or subject to further unauthorized disclosure For all other Sections of this Exhibit and the Underlying Agreement, Breach of Security shall have the same meaning as the term “Breach” in 42 U.S.C. § 17921(1), 45 C.F.R. § 164.402 and Section 1.2 of this Exhibit.
1.4 “Data Aggregation” shall have the same meaning as the term “data aggregation” set forth in 45 C.F.R. §164.501, as such provision is currently drafted and as it is subsequently amended or revised.
1.5 “Electronic Health Record” shall mean an electronic record of health-related information on an individual that is created, gathered, managed, and consulted by authorized health care clinicians and staff (42 U.S.C. § 17921(5).
1.6 “Electronic Media” shall have the same meaning as the term “electronic media” set forth in 45 C.F.R. § 160.103, as such provision is currently drafted and as it is subsequently amended and revised.

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1.7 “Individual” shall have the same meaning as the term “individual” in 45 C.F.R. §160.103 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. §164.502(g).
1.8 “Physical Safeguards” shall have the same meaning as the term “physical safeguards” set forth in 45 C.F.R. §164.304, as such provision is currently drafted and as it is subsequently amended or revised.
1.9 “Privacy Official” shall have the meaning as set out in 45 C.F.R. §164.530(a)(1), as such provision is currently drafted and as it is subsequently amended or revised.
1.10 “Privacy Regulations” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. parts 160 and 162 and part 164, subparts A and E, as such provisions are currently drafted and as they are subsequently amended or revised.
1.11 “Protected Health Information” shall have the same meaning as the term “protected health information” in 45 C.F.R. §160.103, limited to the information created or received by Business Associate from or on behalf of Covered Entity.
1.12 “Required by Law” shall have the same meaning as the term “Required by Law” set forth in 45 C.F.R. §164.103, as such provision is currently drafted and as it is subsequently amended or revised.
1.13 “Secretary” shall mean the Secretary of the Department of Health and Human Services or his or her designee.
1.14 “Security Incident” shall have the same meaning as the term “security incident” set forth in 45 C.F.R. §164.304, as such provision is currently drafted and as it is subsequently amended or revised, but shall not include, (a) unsuccessful attempts to penetrate computer networks or servers maintained by Business Associate and (b) immaterial incidents that occur on a routine basis, such as general “pinging” or “denial of service” attacks.
1.15 “Security Regulations” shall mean the Security Standards at 45 C.F.R. parts 160 and 162, and part 164, subparts A and C, as such provisions are currently drafted and as they are subsequently amended or revised.
1.16 “Technical Safeguards” shall have the same meaning as the term “technical safeguards” set forth in 45 C.F.R. §164.304, as such provision is currently drafted and as it is subsequently amended or revised.
1.17 “Unsecured Protected Health Information” shall have the same meaning as the term “unsecured protected health information” set forth in 45 C.F.R. §164.402 and 42 U.S.C. § 17932(h), as such provisions are currently drafted and as they are subsequently amended or revised.

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2.	PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION
2.1 Services. Subject to the limitations of this Exhibit and the Privacy Rule, including without limitation, if applicable, the requirements set forth under 45 C.F.R. §164.504(e), and which are incorporated herein in their entirety, Business Associate may use and disclose Protected Health Information as necessary to perform its obligations under the Management Services Agreement, provided that such disclosure would not violate the Privacy Rule if done by Covered Entity. All other uses not authorized by this Exhibit are prohibited. Without limiting the generality of the foregoing, Business Associate may disclose Protected Health Information for the purposes authorized by this Exhibit only:
(a) to its employees, subcontractors and agents, in accordance with Section 3.1(c), below,
(b) as directed by Covered Entity, or
(c) as otherwise permitted by the terms of this Exhibit including, but not limited to, Section 2.2 below.
2.2 Business and Other Activities of Business Associate. Unless otherwise limited herein, the Business Associate may:
(a) Use the Protected Health Information for the proper management and administration of Business Associate and to fulfill any present or future legal responsibilities of Business Associate provided that such uses are permitted under state and federal confidentiality law.
(b) Disclose the Protected Health Information to third parties for the proper management and administration of Business Associate or to fulfill any present or future legal responsibilities of Business Associate, provided that:
(i) the disclosures are Required by Law, or
(ii) Business Associate has received from the third party written assurances regarding the confidential treatment of such Protected Health Information as required under 45 C.F.R. §164.504(e)(4)(ii)(B)(1), and that the third party will notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. Business Associate may use Protected Health Information to report violations of law to appropriate federal and state authorities, consistent with 45 C.F.R. § 164.502(j)(1).
(c) Use Protected Health Information to provide Data Aggregation services to Covered Entity as permitted by 45 C.F.R. §164.504(e)(2)(i)(B). Except as otherwise provided in the Management Services Agreement, this Exhibit or permitted under the Privacy Rule, the Security Rule and the HITECH Act, under no circumstances may Business Associate disclose Protected Health Information of Covered Entity to another covered entity absent the explicit authorization of Covered Entity.

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(d) Create de-identified Protected Health Information in accordance with the standards set forth in 45 C.F.R. § 164.514(b) and may use or disclose such de-identified data for any purpose.
(e) Without limiting the generality of the foregoing, Business Associate reserves the right at its sole discretion to disclose an Individual’s Protected Health Information in response to and in accordance with a valid authorization executed by such Individual that meets the requirements set forth in the Privacy Rule.
3.	OBLIGATIONS OF THE PARTIES WITH RESPECT TO PROTECTED HEALTH INFORMATION
3.1 Obligations of Business Associate. With regard to the use and/or disclosure of Protected Health Information, Business Associate hereby agrees to do the following:
(a) Report to the designated Privacy Official of Covered Entity any use and/or disclosure of the Protected Health Information that is not permitted or required by this Exhibit of which Business Associate becomes aware. Oral reports shall be made within five (5) business days following discovery, and shall be followed promptly by a written report based on subsequently developed information.
(b) Use appropriate safeguards to maintain the security of the Protected Health Information and to prevent use and/or disclosure of such Protected Health Information other than as provided for by the Management Services Agreement and this Exhibit.
(c) Ensure that any subcontractor or agent to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity under this Exhibit agrees, in writing, to restrictions and conditions to those that apply to Business Associate pursuant to this Section 3 with respect to such Protected Health Information.
(d) Make available all records, books, policies and procedures relating to the use and/or disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity to the Secretary, in a time and manner designated by the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy Regulations and the Security Regulations, subject to attorney-client and other applicable legal privileges.
(e) To the extent that Business Associate possesses Protected Health Information in a Designated Record Set, Business Associate agrees to make such information available to Covered Entity pursuant to 45 C.F.R. § 164.524 and 42 U.S.C. § 17935(e)(1), as applicable, within five (5) business days of receiving a written request from Covered Entity, provided, however, that Business Associate is not required to provide such access where the Protected Health Information contained in a Designated Record Set is duplicative of the Protected Health Information contained in a Designated Record Set possessed by Covered Entity. Without limiting the foregoing, if Business Associate is deemed to use or maintain an Electronic Health Record on behalf of Covered Entity with

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respect to Protected Health Information, then, to the extent an individual has the right to request a copy of the Protected Health Information maintained in such Electronic Health Record pursuant to 45 C.F.R. § 164.524 and makes such a request to Business Associate, Business Associate shall provide Covered Entity with a copy of an individual’s Protected Health Information maintained in an Electronic Health Record in an electronic format and in a time and manner designated by Covered Entity in order for Covered Entity to comply with 45 C.F.R. § 164.524, as amended by §13405 of the HITECH Act. Alternatively, upon request by Covered Entity, Business Associate may provide such individual with a copy of the information contained in such Electronic Health Record in an electronic format and, if the individual so chooses, transmit such copy directly to an entity or person designated by the individual. In such cases (i) Business Associate may charge a fee to the individual for providing a copy of such information, but such fee may not exceed the Business Associate’s labor costs in responding to the request for the copy; and (ii) the provisions of 45 C.F.R. § 164.524, including the exceptions to the requirement to provide a copy of Protected Health Information, shall apply and Business Associate shall comply therewith as if Business Associate were the Covered Entity.
(f) To the extent that Business Associate possesses Protected Health Information in a Designated Record Set, Business Associate agrees to, within twenty (20) business days of receiving a written request from Covered Entity, make such information available to Covered Entity for amendment pursuant to 45 C.F.R. § 164.526
(g) Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. § 164.528 and 42 U.S.C. § 17935(c), as applicable. Business Associate agrees to provide Covered Entity, within twenty (20) business days of receiving a written request from Covered Entity, such information as is requested by Covered Entity to permit Covered Entity to respond to a request by an Individual for an accounting of the disclosures of the Individual’s Protected Health Information in accordance with 45 C.F.R. §164.528 and 42 U.S.C. § 17935(c), as applicable. Without limiting the foregoing, effective as of the applicable date set forth under §13405(c) of the HITECH Act, if Business Associate is deemed to use or maintain Protected Health Information in an Electronic Health Record on behalf of Covered Entity, then Business Associate shall maintain an accounting of any disclosures made through such Electronic Health Record for treatment, payment and health care operations, pursuant to the requirements of the HITECH Act, as applicable to Business Associates Upon written request by Covered Entity, Business Associate shall provide such accounting to Covered Entity in the time and manner specified by the HITECH Act. Alternatively, if Covered Entity responds to an Individual’s request for an accounting of disclosures made through an Electronic Health Record by providing the requesting Individual with a list of all business associates acting on behalf of Covered Entity, then Business Associate shall provide such accounting directly to the requesting Individual in the time and manner specified by the HITECH Act.
(h) Except as otherwise provided in this Exhibit, in the event Business Associate receives a written access or amendment, request directly from an Individual, with respect to Protected Health Information subject to this Exhibit, Business Associate will promptly redirect the Individual to Covered Entity.

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(i) Subject to Section 4.3 below, return to Covered Entity or destroy, within thirty (30) calendar days of the termination of this Exhibit or the Management Services Agreement, the Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity, in its possession and retain no copies (which for purposes of this Exhibit shall include all backup tapes or files).
(j) Disclose to its subcontractors, agents or other third parties, and request from Covered Entity, only the minimum Protected Health Information necessary to perform or fulfill a specific function permitted hereunder in accordance with 42 U.S.C. § 17935(b) and the regulations promulgated thereunder. Without limiting the foregoing, to the extent required by the HITECH Act, Business Associate shall limit its use, disclosure or request of Protected Health Information to the limited data set (as defined under HIPAA) or, if needed, to the minimum necessary to accomplish the intended use, disclosure or request, respectively. Effective as of the date the Secretary issues guidance on what constitutes “minimum necessary” for purposes of HIPAA, Business Associate shall limit its use, disclosure, or request of Protected Health Information to only the minimum necessary as set forth in such guidance.
(k) To the extent practicable, establish procedures in order to mitigate, to the greatest extent possible, any deleterious effects from any improper use and/or disclosure of Protected Health Information that Business Associate reports to Covered Entity.
(l) Report to the designated Privacy Official of Covered Entity, any Security Incident of which Business Associate becomes aware. Oral reports shall be made within five (5) business days following discovery, and shall be followed promptly by a written report based on subsequently developed information. Business Associate will provide reasonable assistance to Covered Entity with respect to disclosure of such incident in accordance with law applicable to business associates, including without limitation the requirements of the HITECH Act applicable to Business Associates.
(m) Notify Covered Entity, of any Breach of Unsecured Protected Health Information within two (2) business days of the day on which the Breach is known to Business Associate, or, by exercising reasonable diligence, would have been known to Business Associate. Such notice shall identify each individual whose Unsecured Protected Health Information has been, or is reasonably believed by Business Associate to have been accessed, acquired, used, or disclosed during the Breach, and, and any particulars regarding the Breach that Covered Entity would need to include in its notification, as such particulars are indentified in 42 U.S.C. § 17932 and 45 C.F.R. § 164.404. Business Associate will cooperate with Covered Entity with respect to disclosure of such Breach in accordance with law applicable to business associates, including without limitation the requirements of the HITECH Act, applicable to business associates; provided, however, that Covered Entity shall have sole control over the timing and method of providing notification of such Breach to the affected individual(s) or others as required by the HITECH Act. Business Associate shall reimburse Covered Entity for its reasonable costs and expenses in providing the notification, including, but not limited to, any administrative costs associated with providing notice, printing and mailing costs, and costs of mitigating the harm (which may include the costs of obtaining credit monitoring services and identity theft insurance for a period not to exceed one year) for affected individuals whose Protected Health Information has or may have been compromised as a result of the Breach. In order to be reimbursed by Business Associate, Covered Entity must provide to Business Associate a written accounting of Covered Entity’s actual costs and, to the extent applicable, copies of receipts or bills with respect thereto.

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(n) Comply with all requirements of Subtitle D of the HITECH Act that relate to privacy and are made applicable to covered entities, all of which requirements are equally applicable to business associates and which are incorporated herein in their entirety.
3.2 Compliance with the Security Regulations. Business Associate shall implement Administrative Safeguards, Physical Safeguards, and Technical Safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Protected Health Information maintained or transmitted as Electronic Media that the Business Associate creates, receives, maintains, or transmits on behalf of the Covered Entity, as required by, and set forth more specifically in, the Security Regulations. Business Associate will comply with the provisions of 45 C.F.R. §§ 164.308, 164.310, 164.312 and 164.316 relating to implementation of administrative, physical and technical safeguards with respect to Electronic Protected Health Information in the same manner that such provisions apply to a HIPAA covered entity. Business Associate will also comply with any additional security requirements contained in the HITECH Act that are applicable to a business associate.
3.3 Compliance with Certain Provisions of the HITECH Act.
(a) Effective as of the date upon which the Secretary promulgates final regulations implementing the provisions of Section 13405(d) of the HITECH Act, Business Associate shall not, directly or indirectly, receive remuneration in exchange for any Protected Health Information of an individual, except pursuant to a valid written authorization signed by or on behalf of such individual, or as otherwise permitted under the HITECH Act or such implementing regulations.
(b) With respect to written communications occurring after February 17, 2010, Business Associate shall not Use or Disclose Protected Health Information for the purpose of making such a communication about a product or service that encourages recipients of the communication to purchase or use the product or service, unless such communication: (a) complies with the requirements of subparagraph (i), (ii) or (iii) of paragraph (1) of the definition of marketing contained in 45 C.F.R. § 164.501, and (b) complies with the requirements of subparagraphs (A), (B) or (C) of Section 13406(a)(2) of the HITECH Act. Covered Entity shall cooperate with Business Associate to determine if the foregoing requirements are met with respect to any such marketing communication.
3.4 Obligations of the Covered Entity. With regard to the use and/or disclosure of Protected Health Information by Business Associate, Covered Entity hereby agrees to do the following:
(a) Provide Business Associate with the Notice of Privacy Practices that Covered Entity produces in accordance with 45 C.F.R. §164.520, as well as any changes to such notice. In addition, Covered Entity will notify Business Associate of any limitation(s) in its notice of Privacy Practices, in accordance with 45 C.F.R. § 164.520, to the extent that such limitation(s) may affect Business Associate’s use or disclosure of Protected Health Information. Covered Entity will provide such notice no later than fifteen (15) days prior to the effective date of the limitation.

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(b) Notify Business Associate of any changes in, or revocation of, authorization provided to Covered Entity by an Individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted uses and disclosures. Covered Entity will provide such notice no later than fifteen (15) days prior to the effective date of the change. Covered Entity will obtain any consent or authorization that may be required by the Privacy Rule, or applicable state law, prior to furnishing Business Associate with Protected Health Information. If applicable to services provided to or on behalf of Covered Entity, inform Business Associate of any opt-outs exercised by any individual from fundraising activities of Covered Entity pursuant to 45 C.F.R. § 164.514(f).
(c) Notify Business Associate of any arrangements permitted or required of Covered Entity under the Privacy Regulations that may impact in any manner the use and/or disclosure of Protected Health Information by Business Associate under this Exhibit, including any restriction on the use or disclosure of Protected Health Information that Covered Entity has agreed to in accordance with 45 C.F.R. §164.522 or 42 U.S.C. § 17935(a). Covered Entity will provide such notice no later than fifteen (15) days prior to the effective date of the restriction. If Business Associate reasonably believes that any restriction agreed to by Covered Entity pursuant to this Section may materially impact Business Associate’s ability to perform its obligations under the Management Services Agreement or this Exhibit, the Parties will mutually agree upon any necessary modifications of Business Associate’s obligations under such agreements. Without limiting the foregoing, in the event that Covered Entity is required to comply with a restriction on the disclosure of Protected Health Information pursuant to §13405 of the HITECH Act, then Covered Entity shall, to the extent needed to comply with such restriction, provide written notice to Business Associate of the name of the individual requesting the restriction and the Protected Health Information affected thereby. Upon receipt of such notification, Business Associate shall not disclose the identified Protected Health Information to any health plan for the purposes of carrying out payment or health care operations, except as otherwise Required by Law.
(d) Covered Entity will not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule, the Security Rule or the HITECH Act if done by Covered Entity, except as permitted pursuant to the provisions of Section 2.2 of this Exhibit.
3.5 Compliance with Red Flag Regulations and Breach Notification Law. Business Associate acknowledges that Covered Entity has adopted an Identity Theft Prevention Program as required under 16 C.F.R. Part 681 for certain covered accounts that may be accessed in accordance with this Exhibit. Accordingly, if applicable, Business Associate will report to the designated Privacy Official of Covered Entity any Breach of Security with respect to any Personal Information created or received by Business Associate from or on behalf of Covered Entity of which Business Associate becomes aware. Oral reports shall be made within five (5) business days following discovery, and shall be followed promptly by a written report based on subsequently developed information.

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4.	TERM AND TERMINATION
4.1 Term. This Exhibit shall become effective on the Effective Date and shall continue in effect until all of the Protected Health Information provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy the Protected Health Information, protections are extended to such information in accordance with the termination provisions in Section 4.3. In addition, certain provisions and requirements of this Exhibit shall survive its expiration or other termination in accordance with Section 6.3 herein.
4.2 Termination for Cause. As provided in 45 C.F.R. §164.314(a)(2)(i)(D) and §164.504(e)(2)(iii), upon either Party’s knowledge of a material breach by the other Party of this Exhibit, such Party will provide written notice to the breaching Party detailing the nature of the breach and providing an opportunity to cure the breach within thirty (30) business days. Upon the expiration of such thirty (30) day cure period, the non-breaching Party may terminate this Exhibit and, at its election, the Management Services Agreement, if cure is not possible.
4.3 Effect of Termination.
(a) Except as provided in Section 4.3(b) below, upon termination of this Exhibit or the Management Services Agreement for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information.
(b) In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon mutual agreement between the Parties that return or destruction of Protected Health Information is infeasible, Business Associate shall extend the protections of this Exhibit to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

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5.
INDEMNIFICATION. The Parties agree to indemnify and hold harmless each other and each other’s respective employees, directors, officers, subcontractors, agents or other members of its workforce (each an “indemnified party”) against all actual and direct losses suffered by the indemnified party and all liability to third parties arising from or in connection with any breach of this Agreement or of any warranty hereunder or from any negligence or wrongful acts or omissions in relation to this Agreement, including failure to perform its obligations under the Privacy Regulations, the Security Regulations, or the HITECH Act, by the indemnifying party or its employees, directors, officers, subcontractors, agents or other members of its workforce. Accordingly, on demand, the indemnifying party shall reimburse any indemnified party for any and all actual and direct losses, liabilities, lost profits, fines, penalties, costs or expenses (including reasonable attorneys’ fees) which may for any reason be imposed upon any indemnified party by reason of any suit, claim, action, proceeding or demand by any third party which results from the indemnifying party’s breach hereunder. The Parties’ obligation to indemnify any indemnified party shall survive the expiration or termination of this Agreement for any reason.

6.	MISCELLANEOUS
6.1 Integration of Terms and Conditions. This Exhibit shall be and hereby is incorporated into the provisions of the Management Services Agreement. Any provisions of the Management Services Agreement not inconsistent herewith shall also apply to this Exhibit as if they were one and the same document. In the event of any inconsistencies as to matters addressed in this Exhibit, the terms and conditions of this Exhibit shall prevail.
6.2 Relationship of Parties. Business Associate, in furnishing services pursuant to the Management Services Agreement, is acting as an independent contractor, and Business Associate has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Business Associate under this Exhibit. Business Associate is not an agent of Covered Entity, and has no authority to represent Covered Entity as to any matters, except as expressly authorized in this Exhibit. Nothing in this Exhibit will confer any right, remedy, or obligation upon anyone other than Covered Entity and Business Associate.
6.3 Survival. The respective rights and obligations of Business Associate and Covered Entity under Section 4, 5 and 6 of this Exhibit shall survive the termination of this Exhibit indefinitely.
6.4 Amendments; Waiver. The Parties agree to take such action as is necessary to amend this Exhibit from time to time as is necessary for the Parties to comply with the requirements of the Privacy Regulations, the Security Regulations, the HITECH Act, or applicable federal or state confidentiality laws or regulations. Notwithstanding anything herein to the contrary, this Exhibit may not be modified, nor shall any provision hereof be waived or amended, except in a writing duly signed by authorized representatives of both Parties. A waiver with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

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6.5 Interpretation; Regulatory References. Any ambiguity in this Exhibit shall be resolved in favor of a meaning that permits the Parties to comply with the Privacy Regulations, the Security Regulations, the HITECH Act, or applicable federal or state confidentiality laws or regulations. Any reference in this Exhibit to a section in the Privacy Regulations, the Security Regulations, or the HITECH Act means the section as in effect or as amended. In the event of inconsistency between the provisions of this Exhibit and mandatory provisions of the Privacy Rule, the Security Rule or the HITECH Act, as amended, or their interpretation by any court or regulatory agency with authority over Business Associate or Covered Entity, such interpretation will control. Where provisions of the Exhibit are different from those mandated in the Privacy Rule, the Security Rule, or the HITECH Act, but are nonetheless permitted by such rules as interpreted by courts or agencies, the provisions of this Exhibit will control.
6.6 Severability. If any provisions of this Exhibit are unenforceable, invalid or violate applicable law, such provisions shall be deemed stricken and shall not affect the enforceability of any other provisions of this Exhibit.

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